EXHIBIT 10.1

Subject:	Russell Employment Agreement
Date:	October 1, 2002

This agreement is for the period of October 1, 2002 through January 31, 2005 (agreement period). If you have any questions please give me a call.

Compensation

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You will receive a base salary of $17,083.00 monthly. This will be paid in U.S. dollars and on U.S. payroll. You will be eligible for executive annual increases as determined by the CEO and Board of Directors.

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For the agreement period you will receive a Foreign Service Premium (FSP) equal to 10% of your base salary paid each month. Hydril will provide a company vehicle for the agreement period including insurance and maintenance and excluding gasoline.

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Part of your FSP will be paid from UK payroll and will be used to pay your UK pension contribution and cover the cost of your UK social taxes. The remainder of the FSP will be paid on U.S. payroll monthly.

•	You will be responsible for all income taxes in the U.S. and U.K.

•	Hydril will pay Deloitte & Touche to consult on tax preparation assistance for the years 2002 and 2003.

•	You will participate in the U.S. Hydril benefits programs excluding the Hydril U.S. pension plan and a portion of the Restoration Plan related to pension calculation.

•	Your credited service in the Hydril UK pension plan will continue during your U.S. assignment if permitted by the Plan and UK regulations.

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If you remain employed with Hydril through January 31, 2004 or if you are terminated as a result of a layoff or change of control, the supplemental service awarded you in the UK Pension plan with the 1991 amendment will become immediately vested

•	Hydril will provide two roundtrip airfares per year for you and your immediate family to your home country or location of equivalent cost. This must be approved in advance.

Relocation

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As of October 1, 2002 you have qualified for relocation assistance back to your home country. This assistance includes paying for the basic closing cost from selling your home (excluding any necessary repairs) and the shipment of basic household goods from Houston to the U.K The shipment of household goods is not to exceed one 40-foot container.

Your employment with Hydril is “at will” and nothing at all in this writing or verbal discussions is intended or shall be construed as a contract of employment, either stated or implied.

Agreed to	/s/ Neil Russell 10-29-02	By: /s/ Mike Danford 10-29-02
	Neil Russell Date	Hydril Company LP Date